UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Annual Meeting of Shareholders Scheduled and Clarification of Proxy Statement

Our Annual Meeting of Shareholders has been scheduled for June 17, 2010 at the Meydenbauer Center in Bellevue, WA at 9:00 a.m. PT (doors will open at 8:00 am for product and prototype demonstrations). On May 7th we commenced distribution of our annual proxy statement to shareholders of record as of April 29, 2010. As always, you may access our electronic 2009 Annual Report and 2010 Proxy Statement through our website.

This year you will notice a new format to our Annual Report. In order to be more environmentally conscious and reduce production and printing costs in this era of electronic Notice and Access, we adopted a more simplistic format and eliminated the color glossy pages. Of course, we have retained the important elements including Alex Tokman’s Letter to Shareholders, the Proxy Statement, and our Annual Report on Form 10-K.

Update to Proposal Two on the Proxy Statement

We have discovered a typographical error that may be creating some confusion in the section of our Proxy Statement describing our proposal (proposal two) to amend the 2006 Microvision, Inc. Incentive Plan. The first paragraph on page 11 of the Proxy Statement under Proposal Two—Amendment to the 2006 Microvision, Inc Incentive Plan states that: “The amendment will alter the Incentive Plan by increasing the number of shares of common stock reserved for issuance under awards granted under the Incentive Plan by 11.4 million to a total of 16.4 million.” The word “by” should be “from” so the sentence should read: “The amendment will alter the Incentive Plan by increasing the number of shares of common stock reserved for issuance under awards granted under the Incentive Plan from 11.4 million to a total of 16.4 million.” The increase is not an 11.4 million share increase, but only an increase of 5 million shares.